SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: June 5, 2008

XSUNX, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-29621	84-1384159
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

65 Enterprise, Aliso Viejo, CA 92656

(New address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (949) 330-8060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 30, 2008 XsunX, Inc. (the “Company”) and MVSystems, Inc. (“MVS), a vendor previously performing research and technology development services for XsunX and from which XsunX had licensed certain patented and patent-pending technologies, and the MVS principal officer Dr. Arun Madan (“Madan”) entered into a Separation and Mutual Release Agreement, Non-Exclusive License and Cross License Agreement, and Sublease Agreement (together, the “Contracts”). The Contracts terminate all previous agreements and obligations between the parties, releases all claims related to the previous agreements, provide for the continued licensure of technologies and patents, terminate all warrants provided by the Company to MVS under previous agreements for certain license rights and special services, and provides for the sublease of certain portions of the Company’s Golden Colorado facility to MVS.

The Separation and Mutual Release Agreement provides for the termination of all existing agreements between the parties including all warrant grants providing for the purchase by MVS of up to 14,000,000 shares of the Company’s common stock with exercise prices ranging from $.15 to $.25 cents. The agreement further defines the efforts required by MVS to market for sale a first run production prototype multi-chamber plasma enhanced chemical vapor deposition (“PECVD) system built for the Company by MVS, and the distribution of the proceeds between the Company and MVS from the sale of the PECVD system. The agreement discharges the parties from any further obligations stemming from any previous agreement between the parties, and with the exception of any claims that might arise from the performance under the Contracts, releases the parties and forever discharges each other from claims related to all previous agreements between the parties.

The Non-Exclusive License and Cross License Agreement provides XsunX a worldwide, non-exclusive, royalty-free, irrevocable, fully-paid up right and license, with the right to sublicense the following patents and patent application and any reissues, re-examinations, divisionals, continuations and extensions thereof: (a) U.S. Patent No. 6,488,777 B2; (b) U.S. Patent No. 6,258,408 B1; and (c) U.S. Patent App. No. 10/905,545 (Pub. No. US 2005/0150542 A1) (together, the “Patents”). The license limits XsunX to the use of the Patents for the development by XsunX of commercial-grade (i.e., web width 30 cms or more and nominal output exceeding 1 megawatt/year based on 1 shift operation) semi-transparent (greater than 5% transparency) and opaque solar cells, photovoltaic technologies, solar cell panels and methods of manufacture. The agreement further provides that MVS will continue to be the exclusive owner of the Patents and grants XsunX exclusive ownership of any improvements made by XsunX to the licensed Patents.

The Non-Exclusive License and Cross License Agreement provides MVS a worldwide, non-exclusive, royalty-free, irrevocable, fully-paid up right and license, with the right to sublicense the derivative works produced by the parties under the various phased technology development programs between September 17, 2004 and May 30, 2008. The agreement further provides that XsunX will continue to be the exclusive owner of the derivative works and grants MVS exclusive ownership of any improvements made by MVS to the licensed derivative works.

The Company and MVS have also entered into a Sublease Agreement providing for the sublease by MVS of the rear warehouse and assembly floor area of the Company’s facilities located in Golden Colorado. The Company will continue to occupy the front or office portions of the facility. Under the agreement MVS will pay for utilities necessary to operate and demonstrate the PECVD system in its marketing efforts of the system. Subject to various acceleration clauses contained in the sublease, the sublease terminates on or before May 31, 2009.

The foregoing description of the Contracts is qualified in their entirety by reference to the full text of the Contracts, copies of which are attached hereto as Exhibit 10.1 through 10.3, and which are incorporated herein in their entirety by reference.

SECTION 2. Financial Information

None.

SECTION 3. Securities and Trading Markets

None.

SECTION 4. Matters Related to Accountants and Financial Statements

None.

SECTION 5. Corporate Governance and Management

None

SECTION 6. Asset-Backed Securities

None

SECTION 7 - Regulation FD

None

SECTION 8. Other Events

None.

SECTION 9. Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

The following exhibit(s) is furnished as part of this report:

A. Financial Statements - None

B. Exhibit - 10.1 Separation and Mutual Release Agreement, dated as of May 30, 2008 by and between the Company and MVSystems, Inc.

C. Exhibit - 10.2 Non-Exclusive License and Cross License Agreement, dated as of May 30, 2008 by and between the Company and MVSystems, Inc.

D. Exhibit - 10.3 Sublease Agreement, dated as of May 30, 2008 by and between the Company and MVSystems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 5, 2008

XSUNX, INC.

	By:	/s/ Tom Djokovich
Tom Djokovich, CEO/President